Exhibit 4.1

SHARE CERTIFICATE

Certificate No	Class	No of Shares
1	Ordinary	[ ]

T20 HOLDINGS LTD.

Company Registration Number: 202207460E

(Incorporated in the Republic of Singapore under the Companies Act, 1967)

Registered Office: 3 Phillip Street, #19-01 Royal Group Building, Singapore 048693

This is to certify that

[NAME OF HOLDER]

of [ADDRESS OF HOLDER]

is the registered holder of [       ] ordinary shares of S$[       ]

in the above-named company subject to the Constitution of the company.

Given under the Common Seal of the company on [       ].

Director

Director/
Secretary

Note: No transfer of any portion of the shares comprised in this Certificate will be registered unless accompanies by this Certificate